EXHIBIT 99.1

NEWS RELEASE

                                                        [VERIZON WIRELESS LOGO]

FOR IMMEDIATE RELEASE                       CONTACT:
August 15, 2002                             Sheryl Sellaway
                                            Verizon Wireless
                                            678.339.5564
                                            Sheryl.sellaway@verizonwireless.com


              VERIZON WIRELESS ACQUISITION OF PRICE COMMUNICATIONS
                   WIRELESS BUSINESS IN SOUTHEAST FINALIZED

      Verizon Wireless Acquires Company Serving over 500,000 customers in
           16 Markets in Georgia, Alabama, Florida and South Carolina

     ALPHARETTA, GA - Verizon Wireless today announced the completion of the acquisition of Price Communications' [NYSE: PR] wireless business in the Southeast.

     Price Communications, which operates under the Cellular One brand in the Southeast, contributed all of its wireless business assets, including 40 retail stores, a regional call center in Atlanta, switching/network infrastructure and nearly 200 agent locations, to a newly formed subsidiary of Verizon Wireless. In the next 12-15 months, the business will adopt the Verizon Wireless brand and become part of the Verizon Wireless South Area, headquartered in Alpharetta, Georgia. Close to 600 Price Communications employees will join Verizon Wireless.

     "The close of this deal between our two companies greatly enhances the customer base of Verizon Wireless operations in the ever-growing Southeast, expanding our business southwest from Atlanta into parts of Alabama and further southeast to the Atlantic coastline, including Savannah, Georgia," said Jim McGean, president of Verizon Wireless Georgia. "Employees from both companies are very excited about the acquisition, and we are thrilled to be able to provide quality service to Cellular One customers. We will immediately begin integrating the Price networks, converting them to our CDMA digital standard and we look forward to delivering quality service to our customers."

     Under the terms of the transaction, Price Communications Wireless and Verizon Wireless formed a limited partnership, managed by Verizon Wireless, consisting of Price Communications' wireless operations and certain Verizon Wireless assets.


                                     -more-

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     In total, Price Communications Wireless served approximately 500,000 customers in 16 markets throughout Georgia, Alabama, South Carolina and Florida (including Macon, Augusta, Savannah, Columbus and Montgomery). The company's wireless licenses covered approximately 3.4 million POPS (Population Served).

About Verizon Wireless

Verizon Wireless is the nation's leading provider of wireless communications. The company has the largest nationwide wireless voice and data network and 30.3 million customers. Headquartered in Bedminster, NJ, Verizon Wireless is a joint venture of Verizon Communications (NYSE:VZ) and Vodafone (NYSE and LSE: VOD). Find more information on the Web at www.verizonwireless.com.

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